DATED DECEMBER 13, 2010
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-150218
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 1.55% NOTES DUE 2013

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 1.55% Notes Due 2013
Ratings:	A (Stable Outlook) by Standard & Poor’s, a division of The McGraw-Hill Companies
A2 (Stable Outlook) by Moody’s Investors Service, Inc.
A (Stable Outlook) by Fitch Ratings Ltd.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security
Format:	SEC Registered-Registration Statement Number 333-150218
Trade Date:	December 13, 2010
Settlement Date (Original Issue date):
December 20, 2010, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	December 20, 2013
Principal Amount:	$500,000,000
Price to Public (Issue Price):	99.889%
All-in-price:	99.639%
Pricing Benchmark:	UST 0.75% Notes due December 15, 2013
UST Spot (Yield):	0.988%
Spread to Benchmark:	+ 60 basis points (0.60%)
Yield to Maturity:	1.588%
Net Proceeds to Issuer:	$498,195,000
Coupon:	1.55%
Interest Payment Dates:	Interest will be paid semi-annually on the 20th of each June and December of each year, commencing June 20, 2011 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (38.00%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (38.00%)
Co-Managers:	BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
Commerz Markets LLC (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
SG Americas Securities, LLC (3.00%)
Standard Chartered Bank (3.00%)
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP:	14912L4Q1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 888-603-5847 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 800-294-1322.